UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report (Date of earliest event reported)    August 28, 2025

AVNET, INC.

(Exact name of registrant as specified in its Charter)

New York	1-4224	11-1890605
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2211 South 47th Street, Phoenix, Arizona	85034
(Address of principal executive offices)	(Zip Code)

(480) 643-2000

(Registrant’s telephone number, including area code.)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered:
Common stock, par value $1.00 per share	AVT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

On August 28, 2025, Avnet, Inc. (the “Company”) and Avnet Holding Europe BV (“Avnet Europe”) entered into (x) Amendment No. 1 to the Third Amended and Restated Credit Agreement, dated January 17, 2025 (the “Third Amended Credit Agreement”), among the Company, Avnet Europe, Bank of America, N.A., as the administrative agent, and the lenders party thereto (the “RCF Credit Amendment”) and (y) Amendment No. 1 to the Credit Agreement, dated July 1, 2025 (the “Term Loan Credit Agreement” and together with the Third Amended Credit Agreement, the “Credit Agreements”), among Avnet Europe, Bank of America, N.A., as the administrative agent, and the lenders party thereto (the “TL Credit Amendment” and, together with the RCF Credit Amendment, the “Credit Amendments”).

Under the terms of the Credit Amendments, among other things, the maximum consolidated leverage ratio (as defined in each Credit Agreement) was temporarily increased from 4.00 to 1.00 to (a) 5.00 to 1.00, commencing with the four fiscal quarter period ending on or around September 30, 2025 through (and including) the four fiscal quarter period ending on or around March 31, 2026; and (b) 4.50 to 1.00 for the four fiscal quarter period ending on or around June 30, 2026, before returning to 4.00 to 1.00 for the four fiscal quarter period ending on or around September 30, 2026 and thereafter. During the period from the date of the Credit Amendments until the maximum consolidated leverage ratio returns to 4.00 to 1.00 (the “Relief Period”), the Company and its subsidiaries are prohibited from making certain restricted payments under each Credit Agreement, but (i) the Company may continue to declare and pay cash dividends consistent with the ordinary course of business prior to the Credit Amendments, as long as it does not increase the amount or frequency of such cash dividends during the Relief Period and (ii) the Company may repurchase up to an aggregate of $100 million of shares of its common stock.

The description of the Credit Amendments set forth above is only a summary of their material terms and does not purport to be complete, and is qualified in its entirety by reference to the full and complete terms contained in the RCF Credit Amendment, which is filed as Exhibit 10.1 to this Form 8-K, and the TL Credit Amendment, which is filed as Exhibit 10.2 to this Form 8-K, and in each case, incorporated into this Item 1.01 by reference. The Credit Amendments are not intended to be a source of factual, business or operational information about the Company or its subsidiaries. The representations, warranties and covenants contained in the Credit Amendments were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Some or all of the parties to the Credit Amendments, or their affiliates, have in the past provided investment or commercial banking services to Avnet and its affiliates for which they received customary fees and expenses, and they may provide similar services in the future.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required hereunder is provided under Item 1.01 above and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Amendment No. 1, dated as of August 28, 2025, to the Third Amended and Restated Credit Agreement dated January 17, 2025.

10.2	Amendment No. 1, dated as of August 28, 2025, to the Credit Agreement dated July 1, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2025	AVNET, INC.

	By:	/s/ Kenneth A. Jacobson
Name: Kenneth A. Jacobson
Title: Chief Financial Officer